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                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                         ADVANCED CORNEAL SYSTEMS, INC.


        The undersigned, Edward H. Danse and J. C. MacRae, hereby certify that:

        ONE: They are the duly elected President and Assistant Secretary of the corporation.

        TWO: The Articles of Incorporation of the corporation shall be amended and restated to read in full as follows:

                                       I.

        The name of this corporation is Ista Pharmaceuticals, Inc.

                                       II.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

        1. Capital Stock. This corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is 40,000,000; the number of shares of Preferred Stock authorized to be issued is 26,933,878. 1,951,753 shares of Preferred Stock are designated as Series A Preferred Stock, 1,951,753 shares of Preferred Stock are designated as Series A-1 Preferred Stock, 1,955,555 shares of Preferred Stock are designated as Series B Preferred Stock, 1,955,555 shares of Preferred Stock are designated as Series B-1 Preferred Stock, 6,600,000 shares of Preferred Stock are designated as Series C Preferred Stock, 6,600,000 shares of Preferred Stock are designated as Series C-1 Preferred Stock, 2,959,631 shares of Preferred Stock are designated as Series D Preferred Stock and 2,959,631 shares of Preferred Stock are designated as Series D-1 Preferred Stock.. The Series A Preferred Stock and the Series A-1 Preferred Stock are hereafter collectively referred to as the "Preferred A Shares." The Series B Preferred Stock and the Series B-1 Preferred Stock are hereafter collectively referred to as the "Preferred B Shares." The Series C Preferred Stock and the Series C-1 Preferred Stock are hereafter collectively referred to as the "Preferred C Shares." The Series D Preferred Stock and the Series D-1 Preferred Stock are hereafter collectively referred to as




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the "Preferred D Shares." The Preferred A Shares, Preferred B Shares, Preferred
C Shares and Preferred D Shares are hereafter collectively referred to as the "Preferred Stock."

        2. Designation of Series. The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any Series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued Series of Preferred Stock. Within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing or specifying the number of shares constituting any Series of Preferred Stock, the board of directors is authorized to increase or decrease (but not below the number of shares of any such Series outstanding) the number of shares of any such Series subsequent to the issue of shares of that series. In case the number of shares of any Series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       IV.

        The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

        1. Dividend Provisions. The holders of the Preferred A Shares, Preferred B Shares, Preferred C Shares and Preferred D Shares shall be entitled, when and if declared by the board of directors of the corporation and prior to any payment or declaration of any dividend to the holders of Common Stock, to annual dividends at the rate of $0.08, $0.22, $0.45 and $0.45 per share, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The right to such dividends, if declared by the board of directors, shall be cumulative. No right shall accrue to the holders of such shares by reason of the failure of the board of directors to declare and set apart dividends thereupon for any period. No dividends or other distributions shall be made with respect to the Common Stock nor shall any shares of Common Stock of the Company be purchased, redeemed or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company) until cumulative dividends on the Preferred Stock shall have been declared and paid or set apart.

        2. Liquidation Preference.

               (a) Preferred Preference. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of the Preferred A Shares, Preferred B Shares, Preferred C Shares and Preferred D Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.00 for each outstanding Preferred A Share, $2.75 for each outstanding Preferred B Share, $5.63 for each outstanding Preferred C Share and $5.63 for each outstanding Preferred D Share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus an



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amount equal to any declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred A Shares, Preferred B Shares, Preferred C Shares and Preferred D Shares shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

        After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as aforesaid, the holders of Common Stock shall receive pro rata any remaining assets of the corporation that are legally available for distribution.

               (b) Mergers. A merger, reorganization, or sale of all or substantially all of the assets of this corporation in which the shareholders of this corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction (together referred to herein as a "Merger") shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2. Any securities to be delivered to the holders of Preferred Stock and Common Stock upon a Merger shall be valued as follows:

                    (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                    (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                    (iii) if there is no active public market, the value shall be the fair market value thereof as approved by the affirmative vote or written consent of the corporation and the holders of not less than (i) 70% of the outstanding shares of Preferred A Shares and Preferred B Shares, each voting separately, and (ii) 50% of the outstanding shares of Preferred C Shares and Preferred D Shares, voting as one class; provided that if no such affirmative vote is reached, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

               (c) Consent for Certain Repurchase. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law, to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

        3. Voting Rights.




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               (a) The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote and except as otherwise set forth herein. The holder of each share of Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Preferred Stock held by each holder) shall be disregarded.

               (b) Board of Directors. Notwithstanding the foregoing, the holders of Preferred A Shares, voting separately, shall be entitled to elect one
(1) director of the corporation. The holders of Preferred B Shares, voting separately, shall be entitled to elect one (1) director of the corporation. The holders of Preferred C Shares, voting separately, shall be entitled to elect one
(1) director of the corporation. The holders of Preferred D Shares, voting separately, shall be entitled to elect one (1) director of the corporation. The holders of Preferred Stock and Common Stock, voting together as a class, shall be entitled to elect all remaining directors of the corporation. Notwithstanding any Bylaw provision to the contrary, the shareholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions of the California Corporations Code.

        4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Except for Series D Shares, each share of Preferred Stock shall be convertible into shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock. The Series D Shares shall be convertible into shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after September 30, 2000, at the office of the corporation or any transfer agent for the Preferred Stock; provided, however, that each Series D Share may be convertible into shares of Common Stock without the payment of any additional consideration by the holder thereof if a liquidation, dissolution or winding up of this corporation occurs, as set forth in Section 2 of Article IV, prior to October 1, 2000. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for each series of Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial Conversion Price per share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock shall be $1.00, $1.00, $2.75, $2.75, $5.63 and $5.63, respectively. The initial
Conversion Price per share of Series D Preferred Stock and Series D-1 Preferred Stock shall be $5.63 per share; provided, however, if a Qualified Initial Public Offering (as defined below) occurs prior to October 1, 2000, the Conversion Price per share of Series D Preferred Stock and Series D-1 Preferred Stock shall equal to the offering




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price, net of underwriting discounts and commissions, of Common Stock sold in such Qualified Initial Public Offering. The per share Conversion Value of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock shall be $1.00, $1.00, $2.75, $2.75, $5.63, $5.63, $5.63 and $5.63, respectively. The initial
Conversion Price of each Series of Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series.

               (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate (i) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock in which (a) the public offering price equals or exceeds $7.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and (b) the aggregate proceeds raised, equal or exceed $15,000,000 (the "Qualified Initial Public Offering"), or (ii) the date specified by written consent or the affirmative vote of the holders of (i) not less than 70% of the outstanding shares of Preferred A Shares and Preferred B Shares, each voting separately, and (ii) more than 50% of the outstanding shares of Preferred C Shares and Preferred D Shares, voting as one class. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(c).

               (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate(s) therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and the corporation shall promptly pay in cash, or to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the board of directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b)(i) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 4(b)(i)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such Series of Preferred Stock as determined by




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the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (e) Adjustment of Conversion Price.

                    (i) For purposes of this Section 4(e), the following definitions shall apply:

                         (1) "Excluded Stock" shall mean:

                              (A) all shares of Common Stock issued and
outstanding on the date this document is filed with the California Secretary of State;

                              (B) all shares of Preferred Stock and the Common
Stock into which the shares of Preferred Stock are convertible;

                              (C) up to 4,750,000 shares of Common Stock,
warrants or options to purchase Common Stock or other securities previously issued or issuable to officers, directors, consultants or employees of the corporation pursuant to any plan or arrangement approved by the board of directors of the corporation;

                              (D) up to 1,153,877 shares of Common Stock or
warrants to purchase Common Stock issued pursuant to the exercise of warrants to purchase Common Stock on such terms as are approved by the board of directors of the corporation; and

                              (E) up to 3,319,363 shares of Common Stock issued
pursuant to the Call Option Agreement dated June 27,1997.

                              (F) up to 1,183,432 shares of Common Stock or
Series D Preferred Stock (or any combination thereof) issued or issuable pursuant to the Credit Agreement between the corporation and an affiliate of the initial purchaser of Series D Preferred Stock.

                              All outstanding shares of Excluded Stock
(including any shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 4(e)(iii) below.

                         (2) "Financing" shall mean any issuance of Common Stock
(including securities exercisable for or convertible into Common Stock) in a transaction where the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are offered an opportunity to purchase their Preferred Stock Pro Rata Share of the additional shares of Common Stock (including securities exercisable for or convertible into Common Stock) issued in such transaction.




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                         (3) "Preferred Stock Pro Rata Share" shall mean the
amount determined by multiplying the total number of shares of Common Stock (including securities exercisable for or convertible into Common Stock) offered for sale by the corporation in a Financing to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock by a fraction, (x) the numerator of which is the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (on an as-converted basis) held by such holder and (y) the denominator of which is the total number of shares of Common Stock (including securities convertible into Common Stock) then outstanding.

                         (4) "Series A Dilutive Issuance" shall mean an issuance
of Common Stock (including securities exercisable for or convertible into Common Stock) in a Financing for a consideration per share less than the Conversion Price of the Series A Preferred Stock in effect on the date of and immediately prior to such issue.

                         (5) "Series B Dilutive Issuance" shall mean an issuance
of Common Stock (including securities exercisable for or convertible into Common Stock) in a Financing for a consideration per share less than the Conversion Price of the Series B Preferred Stock in effect on the date of and immediately prior to such issue.

                         (6) "Series C Dilutive Issuance" shall mean an issuance
of Common Stock (including securities exercisable for or convertible into Common Stock) in a Financing for a consideration per share less than the Conversion Price of the Series C Preferred Stock in effect on the date of and immediately prior to such issue.

                         (7) "Series D Dilutive Issuance" shall mean an issuance
of Common Stock (including securities exercisable for or convertible into Common Stock) in a Financing for a consideration per share less than the Conversion Price of the Series D Preferred Stock in effect on the date of and immediately prior to such issue.

                         (7) "Participating Holder" shall mean any holder or an
affiliate holder of Series A Preferred Stock that purchases at least its Preferred Stock Pro Rata Share of a Series A Dilutive Issuance, any holder of Series B Preferred Stock that purchases at least its Preferred Stock Pro Rata Share of a Series B Dilutive Issuance, any holder of Series C Preferred Stock that purchases at least its Preferred Stock Pro Rata share of a Series C Dilutive Issuance and any holder of Series D Preferred Stock that purchases at least its Preferred Stock Pro Rata share of a Series D Dilutive Issuance.

                         (8) "Non-Participating Holder" shall mean any holder of
Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock that is not a Participating Holder.

                    (ii) Shadow Preferred. In the event the corporation issues additional shares of Common Stock (including securities exercisable for or convertible into Common Stock) other than Excluded Stock in a Series A Dilutive Issuance, each share of Series A Preferred Stock




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held by each and every Nonparticipating Holder shall, immediately prior to the closing of the applicable Series A Dilutive Issuance, be automatically converted into one fully paid and nonassessable share of Series A-1 Preferred Stock plus such number of fully paid and nonassessable shares of Common Stock based on the Series A Forced Conversion Rate (as defined below). The "Series A Forced Conversion Rate" shall be equal to the difference between the Conversion Rates in effect for the Series A Preferred Stock and the Series A-1 Preferred Stock immediately prior to the closing of the applicable Series A Dilutive Issuance. In the event the corporation issues additional shares of Common Stock (including securities exercisable for or convertible into Common Stock) other than Excluded Stock in a Series B Dilutive Issuance, each share of Series B Preferred Stock held by each and every Nonparticipating Holder shall, immediately prior to the closing of the applicable Series B Dilutive Issuance, be automatically converted into one fully paid and nonassessable share of Series B-1 Preferred Stock plus such number of fully paid and nonassessable shares of Common Stock based on the Series B Forced Conversion Rate (as defined below). The "Series B Forced Conversion Rate" shall be equal to the difference between the Conversion Rates in effect for the Series B Preferred Stock and the Series B-1 Preferred Stock immediately prior to the closing of the applicable Series B Dilutive Issuance. In the event the corporation issues additional shares of Common Stock (including securities exercisable for or convertible into Common Stock) other than Excluded Stock in a Series C Dilutive Issuance, each share of Series C Preferred Stock held by each and every Nonparticipating Holder shall, immediately prior to the closing of the applicable Series C Dilutive Issuance, be automatically converted into one fully paid and nonassessable share of Series C-1 Preferred Stock plus such number of fully paid and nonassessable shares of Common Stock based on the Series C Forced Conversion Rate (as defined below). The "Series C Forced Conversion Rate" shall be equal to the difference between the Conversion Rates in effect for the Series C Preferred Stock and the Series C-1 Preferred Stock immediately prior to the closing of the applicable Series C Dilutive Issuance. In the event the corporation issues additional shares of Common Stock (including securities exercisable for or convertible into Common Stock) other than Excluded Stock in a Series D Dilutive Issuance, each share of Series D Preferred Stock held by each and every Nonparticipating Holder shall, immediately prior to the closing of the applicable Series D Dilutive Issuance, be automatically converted into one fully paid and nonassessable share of Series D-1 Preferred Stock plus such number of fully paid and nonassessable shares of Common Stock based on the Series D Forced Conversion Rate (as defined below). The "Series D Forced Conversion Rate" shall be equal to the difference between the Conversion Rates in effect for the Series D Preferred Stock and the Series D-1 Preferred Stock immediately prior to the closing of the applicable Series D Dilutive Issuance. Upon the conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by a Nonparticipating Holder as set forth herein, such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall no longer be outstanding on the books of the corporation and the Nonparticipating Holder shall be treated for all purposes as the record holder of such shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-1 Preferred Stock, and, if applicable Common Stock on the date of the closing of the applicable Series A Dilutive Issuance, Series B Dilutive Issuance, Series C Dilutive Issuance or Series D Dilutive Issuance, as the case may be. The corporation shall, as soon as practicable following the delivery of certificates representing such converted shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred




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Stock, issue and deliver to such holder of such converted shares of Preferred
Stock a certificate or certificates for the number of shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-1 Preferred Stock, and, if applicable, Common Stock to which such holder shall be entitled as aforesaid.

                    (iii) Adjustment of Conversion Price for Issuance of Common Stock. No adjustment in the Conversion Price of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock or Series D-1 Preferred Stock shall be made in respect of the issuance of additional shares of Common Stock (other than in the event of stock dividends, subdivisions, split-ups, combinations or recapitalizations which are covered by Sections 4(e) (iv), (v),
(vi) and (vii)). The Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

        If the corporation shall issue, or is deemed by express provisions herein to issue, any Common Stock other than Excluded Stock, for a consideration per share less than the Conversion Price for a Series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 4(e) (iv), (v), (vi) and (vii)), the Conversion Price in effect immediately after each such issuance shall forthwith (except as provided in this Section 4(e)) be adjusted to a price equal to the quotient obtained by dividing:

                              (A) an amount equal to the sum of

                                   (x) the total number of shares of Common
Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or exercise or conversion of all other rights, options or convertible or exchangeable securities) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

                                   (y) the consideration received by the
corporation upon such issuance, by

                              (B) the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or exercise or conversion of all other rights, options or convertible or exchangeable securities) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price resulting from such issuance).

                              For purposes of any adjustment of the Conversion
Price pursuant to this clause (iii), the following provisions shall be applicable:

                                   (1) In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any




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discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                                   (2) In the case of the issuance of Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                                   (3) In the case of the issuance of (i)
options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                                        (A) the aggregate maximum number of
shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                        (B) the aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                        (C) on any change in the number of
shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such



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securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                        (D) on the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                    (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each Series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such Series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                    (v) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each Series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such Series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                    (vi) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of this capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each Series of Preferred Stock is convertible.

                    (vii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation, the shares of

Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                    (viii) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (f) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

               (g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

               (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate of such Series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder's shares of Preferred Stock.

               (i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

               (k) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (k) Notices. Any notice required by the provisions of this
Section 4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

               (l) Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

        5. Protective Provisions. In addition to any other rights provided by law, so long as at least 500,000 shares of Preferred Stock shall be outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least (i) 70% of the outstanding shares of Preferred A Shares and Preferred B Shares, each voting separately, and (ii) a majority of the outstanding shares of Preferred C Shares and Preferred D Shares, voting as one class; provided, however, that if Preferred C Shares are treated differently than Preferred D Shares, a majority of the outstanding shares of Preferred C Shares and Preferred D Shares, each voting separately:

               (a) Increase or decrease the aggregate number of authorized shares of Preferred Stock and Common Stock;

               (b) Create a new class or Series of shares having rights, preferences or privileges or increase the number of authorized shares of any class or shares having rights, preferences or privileges on parity or with or senior to the shares of any class or Series of Preferred Stock;

               (c) Apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, of any shares of any class or Series of Common Stock except pursuant to agreements with directors, employees and consultants of this corporation which permit the corporation to repurchase such shares upon termination of services to the corporation;

               (d) Change the rights, preferences, privileges or restrictions of the Preferred Stock;

               (e) Amend, alter or repeal any provision of the Amended and Restated Articles of Incorporation or Bylaws of this corporation (including any filing of a Certificate of Determination) that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, or restrictions of the Preferred Stock;

               (f) Approve any agreement by the Company or its shareholders regarding a Merger (as defined in Section 2(b)).

               (g) Grant more favorable antidilution provisions than those granted to the Preferred Stock; or

               (h) Alter or amend this Section 5.

                                       V.

        1. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        2. Indemnification of Corporate Agents. This corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision the term "agent" has the meaning set forth in
Section 317 of the California Corporations Code.

        3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

        THREE: The foregoing Amendment and Restatement of the Amended and

Restated Articles of Incorporation has been approved by the Board of Directors.

        FOUR: The foregoing Amendment and Restatement of the Amended and

Restated Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California

General Corporation Law. The total number of outstanding shares entitled to vote with respect to the amendment is 2,438,927 shares of Common Stock, 1,951,753 shares of Series A Preferred Stock, 1,955,555 shares of Series B Preferred Stock and 6,568,269 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) a majority
of the outstanding shares of Common Stock, (ii) 70% of the outstanding Series A

Shares, (iii) 70% of the outstanding Series B Shares, and (iv) a majority of the outstanding Series C Shares, each voting separately.

        We declare under penalty of perjury under the laws of the State of

California that the matters set forth in this certificate are true and correct of our own knowledge. Executed at Palo Alto, California on March 21, 2000.



                                        /s/ EDWARD H. DANSE
                                        ________________________________________
                                        Edward H. Danse, President


                                        /s/ J. C. MACRAE
                                        ________________________________________
                                        J. C. MacRae, Assistant Secretary